EXHIBIT 99.1

News Release

Dennis Winger Joins Nektar Therapeutics’ Board of Directors

San Carlos, Calif., December 14, 2009 --- Nektar Therapeutics (Nasdaq: NKTR) announced today that Dennis Winger has been appointed to serve on its board of directors.  Winger is a highly-respected biopharmaceutical industry leader with over 35 years of experience in corporate management, financial and business strategy.

“Dennis brings to Nektar extensive industry perspective at an important time in the company’s evolution,” said Howard W. Robin, President and CEO of Nektar and member of the Board of Directors. “As we continue to advance our pipeline, the experience and guidance of leaders like Dennis will be important to Nektar’s continued success.”

Mr. Winger, 62, is currently a director of Vertex Pharmaceuticals, Cephalon Inc. and Accuray Inc.  He retired in 2008 from Applera Corporation, a life sciences company, where he was senior vice president and chief financial officer.  Previously, Mr. Winger was senior vice president of finance, administration and chief financial officer at Chiron Corporation. Before that, Mr. Winger held various financial executive leadership roles with divisions of The Cooper Companies. Mr. Winger has played a significant role in major merger and acquisition, financing and divestiture transactions and in managing process and systems growth within accounting, finance and treasury functions. He holds an MBA from Columbia University Graduate School of Business and he earned his undergraduate degree from Siena College.

“Nektar’s broadly-applicable polymer conjugate technology is among the most exciting drug development platforms in the biopharmaceutical industry,” Winger said.  “I look forward to working with Howard and his executive team as they advance the company’s strategic business objectives and build the clinical pipeline.”

Nektar also announced today that Michael Brown has retired from its Board of Directors effective December 8, 2009.  Mr. Brown was a member of Nektar’s Board of Directors since 2002. The Board of Directors and the Company wish to recognize the significant contributions that Mr. Brown has made over the past seven years.

“I have enjoyed working with Mike as both a colleague and advisor,” said Robin.  “On behalf of the entire Board and the Company, we extend our gratitude to Mike for his outstanding contributions to Nektar.”

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms.  Nektar's technology and drug development expertise have enabled nine approved products in the U.S. or Europe for leading biopharmaceutical company partners, including UCB's Cimzia® for Crohn’s disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.  Nektar has created a robust pipeline of potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.  Nektar is also currently conducting clinical and preclinical programs in oncology, pain and other therapeutic areas.  Nektar recently entered into an exclusive worldwide license agreement with AstraZeneca for its oral NKTR-118 program to treat opioid-induced constipation and its NKTR-119 program for the treatment of pain without constipation side effects.  NKTR-102, PEGylated irinotecan, is currently being evaluated in Phase 2 clinical studies for the treatment of ovarian, breast and colorectal cancers.  NKTR-105, PEGylated docetaxel, is currently in a Phase 1 clinical study in cancer patients with refractory solid tumors.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India.  Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Contact: Jennifer Ruddock, 650-631-4954

# # #